Exhibit 10.3
AMENDMENT NO. 8
TO
$10,000,000 U.S. CREDIT AGREEMENT
     This Amendment No. 8 dated as of May 26, 2006 (this “Amendment”), is entered into by and among Euronet Worldwide, Inc., a Delaware corporation, as Borrower Agent and as a Borrower, PaySpot, Inc., a Delaware corporation, Euronet USA, Inc., an Arkansas corporation, and Call Processing, Inc., a Texas corporation (each a “Borrower”, and collectively, the “Borrowers”), and Bank of America, N.A., a national banking association (“Bank of America”), as agent (in such capacity, the “Agent”) and as a lender and Bank of Oklahoma, N.A. (“Bank of Oklahoma”), as a lender (collectively with Bank of America, the “Lenders”).
Recitals
     A. The Borrowers, Euronet Payments & Remittance, Inc. (formerly known as TELECOMMUSA, LTD.) and the Bank of America, as agent and a lender have entered into that certain $10,000,000 U.S. Credit Agreement dated as of October 25, 2004, as amended, supplemented or otherwise modified by that certain Amendment No. 1 and Limited Waiver, dated as of December 14, 2004, that certain Limited Waiver dated as of December 23, 2004, that certain Limited Waiver dated as of February 10, 2005, that certain Amendment No. 2 dated as of March 14, 2005, that certain Limited Waiver dated as of April 14, 2005, that certain Limited Waiver dated as of May 11, 2005, that certain Limited Waiver dated as of May 17, 2005, that certain Amendment No. 3 dated as of May 25, 2005, that certain Amendment No. 4 dated as June 8, 2005, that certain Limited Waiver dated as of June 9, 2005, that certain Supplement No. 1 dated as of June 15, 2005, that certain Amendment No. 5 dated as of July 15, 2005, that certain Amendment No. 6 dated as of September 28, 2005, that certain Limited Waiver dated as of November 4, 2005 and that certain Amendment No. 7 dated as of November 17, 2005 (as so amended, supplemented and modified, the “Credit Agreement”).
     B. Concurrently with entering into this Amendment, Bank of America is entering into an Assignment and Assumption with Bank of Oklahoma pursuant to which Bank of America is assigning a portion of its rights and obligations as a Lender under the Credit Agreement (as further amended, supplement or otherwise modified from time to time) to Bank of Oklahoma.
     C. The Borrowers have requested that the Lenders grant the amendments to the Credit Agreement as more fully described herein.
     D. Subject to the representations and warranties of the Borrowers and upon the terms and conditions set forth in this Amendment, the Lenders are willing to grant such amendment as more fully set forth herein.
Agreement
     Now, Therefore, in consideration of the foregoing Recitals, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, and to induce the Lenders to enter into this Amendment, the Borrowers and the Lenders hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to such terms in the Credit Agreement.
SECTION 2. Amendment & Acknowledgement.
     2.1 Article 2 of the Credit Agreement is hereby amended by adding a new Section 2.3 to such Article to read in its entirety as follows:
     “2.3 Increase of the Commitment.
     (a) Request for Increase. Provided there exists no Default, upon notice to the Agent (which shall promptly notify the Lenders), the Borrower Agent, on behalf of the Borrowers may on a one-time basis, request an increase in the Commitments by an amount not exceeding $15,000,000; provided that:
     (i) any such request for an increase shall be in a minimum amount of $1,000,000; provided that, the aggregate of (x) such increase plus (y) any concurrent increase in the “Commitment” under the Euro Credit Agreement, plus (z) any concurrent increase in the “Commitment” under the Rupee Credit Agreement shall be a minimum of $5,000,000; and
     (ii) after giving effect to any such increase, the aggregate of (x) the Commitment under this Agreement, plus (y) the “Commitment” under the Euro Credit Agreement, plus (z) the “Commitment” under the Rupee Credit Agreement, will not exceed $65,000,000.
At the time of sending such notice, the Borrower Agent (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
     (b) Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
     (c) Notification by Administrative Agent; Additional Lenders. The Agent shall notify the Borrower Agent and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower Agent may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Agent and its counsel.
     (d) Effective Date and Allocations. If the Commitment is increased in accordance with this Section, the Agent and the Borrower Agent shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Lenders of the final allocation of such increase and the Increase Effective Date.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrowers shall deliver to the Agent a certificate of each Obligor dated as of the

Increase Effective Date (in sufficient copies for each Lender) signed by a responsible officer of such Obligor (i) certifying and attaching the resolutions adopted by such Obligor approving or consenting to such increase, and (ii) in the case of each Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 7 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists. The Borrowers shall prepay any Revolving Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata shares arising from any nonratable increase in the Commitment under this Section.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Sections 4.5 or 13.9 to the contrary.”
     2.2 Section 5.1(c) of the Credit Agreement is hereby amended by deleting the last sentence thereof.
     2.3 Article 6 of the Credit Agreement is hereby amended by inserting in the first sentence of the first paragraph of such Article the phrase “, in the case of conditions set forth in Sections 6.4, 6.7, 6.8 and 6.9, as of” immediately before the phrase “each date a Letter of Credit is issued, renewed or extended”.
     2.4 Section 7.9 of the Credit Agreement is hereby amended by replacing the amount “One Million Dollars ($1,000,000)” with the amount “Three Million Dollars ($3,000,000)”.
     2.5 Section 7.21 of the Credit Agreement is hereby amended by inserting the following phrase at the end of such Section:
     “, except as otherwise required for tax or other reporting purposes imposed by any statute, rule, regulation, order or restriction of any foreign government or Governmental Authority applicable to a Foreign Subsidiary of the Holding Company Borrower”
     2.6 Section 8.4(f) of the Credit Agreement is hereby amended by replacing the phrase “One Million Dollars ($1,000,000) in the aggregate” with the phrase “Three Million Dollars ($3,000,000) in the aggregate”.
     2.7 Section 8.7 of the Credit Agreement is hereby amended by adding the following proviso at the end of such Section:
     “; provided, that no proceeds of the Revolving Loans shall be used by any Borrower to directly or indirectly make any Investments (other than Investments permitted pursuant to Section 10.9(f)) in, and no Letters of Credit shall be requested on behalf of or for the benefit of, Euronet Payments & Remittance, Inc. (formerly known as TELECOMMUSA, LTD.) or in any other person that is a “Money services business” (as defined in 31 C.F.R. §103.11(uu) as amended, restated or replaced from time to time).”
     2.8 Section 8.9 of the Credit Agreement is hereby amended by deleting the word “written” from the proviso therein.

     2.9 Section 10.9(g)(ii) of the Credit Agreement is hereby amended by amending and restating such section in its entirety to read as follows:
                    “(ii) In addition to those Investments set forth on Schedule 10.9, the Borrowers and any other Obligor may collectively make additional Investments of up to Ten Million Dollars ($10,000,000) in the aggregate from the effective date of Amendment No. 8 to this Agreement through the Revolving Credit Termination Date in all Euronet Entities that are not (A) Obligors; provided, that to the extent any such Euronet Entity is required to become an Obligor in accordance with the Section 10.4(e) or Section 10.5, such requirement has been properly waived in accordance with Section 13.9, or (B) “Obligors” as defined in the Euro Credit Agreement; provided, that to the extent any such Euronet Entity is required to become an “Obligor” in accordance with Section 10.4(e) or Section 10.5 of the Euro Credit Agreement, such requirement has been properly waived in accordance with Section 13.9 of the Euro Credit Agreement. To the extent that any such Investments are intercompany loans or advances, such loans and advances shall count against the limitation in the preceding sentence only to the extent such loans or advances have not been repaid;”
     2.10 Article 10 of the Credit Agreement is hereby amended by adding a new Section 10.14 to such Article to read in its entirety as follows:
          “10.14 Money Services Business. Not engage in any business, nor permit any other Obligor to engage in any business, that could reasonably be classified as a “Money services business” (as defined in 31 C.F.R. §103.11(uu) as amended, restated or replaced from time to time).”
     2.11 Section 11.1(k) of the Credit Agreement is hereby amended by amending and restating such Section in its entirety to read as follows:
     “(k) Other Credit Agreements. Any “Event of Default” shall have occurred pursuant to the Euro Credit Agreement or the Rupee Credit Agreement.”
     2.12 Section 13.5 of the Credit Agreement is hereby amended by:
(i)	inserting at the end of Section 13.5(b)(iv) the word “and”;

(ii)	replacing the “; and” at the end of Section 13.5(b)(v) with a period; and

(iii)	deleting Section 13.5(b)(vi) in its entirety.
     2.13 Exhibit 1 to the Credit Agreement is hereby amended by amending and restating the following defined terms in their entirety to read as follows:
     “EBITDA” shall mean, for any period, (i) operating income, plus (ii) depreciation, plus (iii) amortization, plus (iv) interest income from the operations of the Prepaid Processing Segment, plus, (v) upon the request of the Borrower Agent with the prior consent of the Agent, certain one-time, non-cash charges included in operating income, plus (vi) non-cash expenses recognized pursuant to Financial Accounting Standards Board Statement No. 123(R), (Share-Based Payments); provided that if any non-cash expense referred to in the immediately preceding clauses (v) and (vi), including for stock options, becomes a cash charge in a future period then EBITDA shall be adjusted by the amount of such cash charge.
     “EBITDAR” shall mean, for any period, (i) operating income, plus (ii) depreciation, plus (iii) amortization, plus (iv) interest income from the operations of the Prepaid Processing Segment, plus (v) rent, plus (vi) upon the request of the Borrower Agent with the prior consent of the Agent, certain one-time, non-cash charges included in operating income, plus (vii) non-cash expenses recognized pursuant to Financial Accounting Standards Board Statement No. 123(R), (Share-Based Payments); provided that if any non-cash expense referred to in the immediately preceding clauses (vi) and (vii), including for stock options, becomes a cash charge in a future period then EBITDAR shall be adjusted by the amount of such cash charge.
     “Required Lenders” shall mean at any date of determination thereof, Aggregate Lenders having Aggregate Revolving Credit Commitments representing at least 51% of the Aggregate Revolving Credit Commitments at such time; provided, however, that if any Aggregate Lender shall be in breach of any of its obligations hereunder to Borrowers or Agent, under the Euro Credit Agreement to the “Borrowers” or “Agent” party thereto or under the Rupee Credit Agreement to the “Borrowers” or “Agent” party thereto, including any breach resulting from its failure to honor any of its Aggregate Revolving Credit Commitments in accordance with the terms of this Agreement, the Euro Credit Agreement or the Rupee Credit Agreement, as applicable, then, for so long as such breach continues, the term “Required Lenders” shall mean Aggregate Lenders (excluding each Aggregate Lender that is in breach of such obligations) having Aggregate Revolving Credit Commitments representing at least 51% of the Aggregate Revolving Credit Commitments (excluding the Aggregate Revolving Credit Commitments of each Aggregate Lender that is in breach of such obligations) outstanding at such time; provided further, however, that if the Aggregate Revolving Credit Commitments have been terminated, the term “Required Lenders” shall mean the Aggregate Lenders (excluding each Aggregate Lender that is in breach of such obligations) holding Aggregate Revolving Loans representing at least 51% of the aggregate principal amount of all Aggregate Revolving Loans (excluding the Aggregate Revolving Loans of each Aggregate Lender that is in breach of such obligations) outstanding at such time; provided, that in addition to the foregoing, in the event there are less than four Aggregate Lenders then the term Required Lenders must also constitute at least two Aggregate Lenders. For the purposes of the definition of Required Lenders the following terms shall have the following meanings: “Aggregate Lenders” shall mean the Lenders under this Agreement, the “Lenders” under the Euro Credit Agreement and the “Lenders” under the Rupee Credit Agreement; “Aggregate Revolving Credit Commitments” shall mean the Revolving Credit Commitments under this Agreement, plus the “Revolving Credit Commitments” under the Euro Credit Agreement, plus the “Revolving Credit Commitments” under the Rupee Credit Agreement; and “Aggregate Revolving Loans” shall mean the Revolving Loans under this Agreement, plus the “Revolving Loans” under the Euro Credit Agreement, plus the “Revolving Loans” under the Rupee Credit Agreement.
     “Revolving Credit Termination Date” shall mean May 26, 2009 or such other date as may be agreed to by Agent, the Required Lenders, the Borrower Agent and the Borrowers from time to time; provided that no Lender shall be required to extend its Commitment without such Lender’s consent.”

     2.14 Exhibit 1 to the Credit Agreement is hereby amended by inserting the following defined terms in the appropriate alphabetical order:
     “Increase Effective Date” is defined in Section 2.3(d) of this Agreement.
     “Money Market Fund” is defined in Section 10.9(j) of this Agreement.
     “Prepaid Processing Segment” shall mean the reportable “Prepaid Processing” segment as reported in the Borrowing Agent’s form 10-Q and 10-K filings with the Securities and Exchange Commission.
     “Rupee Borrower” means Euronet Services India Pvt Ltd, a company organized under the laws of India.
     “Rupee Credit Agreement” means the $10,000,000 Rupee Credit Agreement, dated as of May 26, 2006 among Bank of America, N.A., as Lender, the Rupee Borrower, as Borrower and Euronet Worldwide, Inc., as the Borrower Agent.
     2.15 Exhibit 8.4 to the Credit Agreement shall be replaced with Exhibit 8.4 attached hereto effective as of the date of this Amendment and all references in the Credit Agreement to such Exhibit shall be references to the Exhibit attached hereto.
     2.16 Each of the Schedules listed below shall be replaced with the corresponding Schedules attached hereto and effective as of the date of this Amendment and all references in the Credit Agreement to such Schedules shall be references to the Schedules attached hereto:
(i)	Schedule E-1 – Revolving Credit Commitments;

(ii)	Schedule 7.4 – Environmental Matters;

(ii)	Schedule 7.8 – Organizational Structure;

(iii)	Schedule 10.1 – Existing Indebtedness;

(iv)	Schedule 10.2 – Existing Liens;

(v)	Schedule 10.9 – Existing Investments.
     2.17 Each Lender and each Borrower hereby acknowledge and agree to the following corrections:
          (a) Section 4.7 of the Credit Agreement is hereby corrected as of the date of the Credit Agreement by amending and restating such Section to read as follows:
     “4.7 Minimum Amounts. Each borrowing of, or conversion into, any Prime Rate Loan shall be in an amount of at least One Hundred Thousand Dollars ($100,000) or a multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, and each borrowing of, conversion into, or continuation of, a LIBOR Rate Loan shall be in an amount of at least Five

Hundred Thousand Dollars ($500,000) or a multiple of One Hundred Thousand Dollars ($100,000) in excess thereof.”
          (b) Article 12 of the Credit Agreement is hereby corrected as of the date of the Credit Agreement by:
               (i) setting forth as Section 12.3 all of Section 12.2 except the first two sentences;
               (ii) setting forth as Section 12.6 all of Section 12.5 except the first three sentences; and
               (iii) setting forth as Section 12.8 all of Section 12.7 except the first two sentences.
          (c) Recital A of Amendment No. 1 and Limited Waiver to the Credit Agreement is hereby corrected as of the date of such Amendment by replacing the date “October 25, 2006” with the date “October 25, 2004”.
          (d) Section 2.12 of Amendment No. 1 and Limited Waiver to the Credit Agreement is hereby corrected as of the date of such Amendment by replacing the date “December [—], 2004” with the date “December 15, 2004” in the definition of “Convertible Senior Debenture Indenture”.
          (e) Recital A of Limited Waiver to the Credit Agreement, dated as of December 23, 2004 is hereby corrected as of the date of such Limited Waiver by replacing the date “October 25, 2006” with the date “October 25, 2004”.
          (f) Recital A of Limited Waiver to the Credit Agreement, dated as of February 10, 2005 is hereby corrected as of the date of such Limited Waiver by replacing the date “October 25, 2006” with the date “October 25, 2004”.
          (g) Section 2.2 of Amendment No. 4 to the Credit Agreement is hereby corrected as of the date of such Amendment by replacing the phrase “times (ii) the Applicable Margin” as its appears in Sections 5.1(b) and Section 5.1(c) of the Credit Agreement as amended by such Section 2.2 with the phrase “times (ii) a rate per annum equal to the Applicable Margin calculated for the applicable quarterly or other period”; and
          (h) Section 3.9 of the Credit Agreement is hereby corrected as of the date of Amendment No. 4 to the Credit Agreement by replacing the phrase “the terms and conditions of the Fee Letter” with the phrase “the terms and conditions of Section 5.1(c).”
     2.18 Each Borrower hereby acknowledges and consents to the Assignment and Assumption between Bank of America and Bank of Oklahoma and that Bank of Oklahoma has become a party to the Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, has the rights and obligations of a Lender under the Credit Agreement, and that Bank of America is, to the extent of the interest assigned by such Assignment and Assumption, released from its obligations under this Agreement but shall continue to be entitled to the benefits of Sections 3.5, 5.2 and 13.6 of the Credit Agreement with respect to facts and circumstances occurring prior to the effective date of such assignment.
     2.19 The Agent, the L/C Issuer and Lenders hereby release Euronet Payments & Remittance, Inc. (formerly known as TELECOMMUSA, LTD.), a North Carolina corporation (“EP&R”) from its obligations under the Credit Agreement, the Revolving Note, the Fee Letter and each other Loan Document to which it is a party. The Agent hereby releases its lien on the Pledged Shares listed on that certain Pledge Amendment, dated June 15, 2005 by the Holding Company Borrower (the “EP&R Shares”). As of the date hereof EP&R shall no longer be a “Borrower”, “Required Guarantor” or “Obligor” under the Credit Agreement, the Revolving Note, the Fee Letter or any other Loan Document. The Agent and the Lenders hereby waive any requirement in any Loan Document requiring that EP&R be, or become, a Borrower, guarantor, Required Guarantor or Obligor.
SECTION 3. Limitations on Amendment.
     3.1 The amendments set forth in Section 2 above are effective for the purposes set forth herein and will be limited precisely as written and will not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document, (b) otherwise prejudice any right or remedy which the Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document or (c) be a consent to any future amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document.
     3.2 This Amendment is to be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein waived or amended, are hereby ratified and confirmed and will remain in full force and effect.
SECTION 4. Representations and Warranties. In order to induce the Lenders to enter into this Amendment, the Borrowers represent and warrant to the Lenders as follows:
     4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents (other than those which expressly speak as of a different date) are true, accurate and complete in all material respects as of the date hereof and (b) no Default or Event of Default has occurred and is continuing;
     4.2 Each Borrower has the corporate power and authority and legal right to execute and deliver this Amendment and to perform its obligations hereunder. Such execution and delivery have been duly authorized by proper proceedings, and this Amendment constitutes the legal, valid and binding obligations of each Borrower, enforceable against each of them in accordance with their respective terms;
     4.3 The articles of incorporation, bylaws and other organizational documents of each Borrower delivered to the Lender as a condition precedent to the effectiveness of the Credit

Agreement are true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect; and
     4.4 The execution, delivery and performance of this Amendment will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Borrower, any provision of each Borrower’s respective articles or certificate of incorporation, by-laws or other charter documents, or the provisions of any indenture, instrument or other written or oral agreement to which any Borrower is a party or is subject or by which any Borrower or any of its property is bound, or conflict therewith or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on any of its property pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required by or in respect of the Borrowers to authorize or is required in connection with the execution, delivery and performance of or the enforceability of this Amendment.
SECTION 5. Expenses. The Borrowers, jointly and severally, agree to pay to the Lenders upon demand, the amount of any and all out-of-pocket expenses, including the reasonable fees and expenses of its counsel, which the Lenders may incur in connection with the preparation, documentation, and negotiation of this Amendment and all related documents.
SECTION 6. Reaffirmation. Each Borrower hereby reaffirms its obligations under each Loan Document to which it is a party, including, without limitation, the validity and enforceability of all of the liens and security interests heretofore granted pursuant to and in connection with the Credit Agreement to the Agent as collateral security for the obligations under the Credit Agreement, including the liens and security interests granted pursuant to (i) that certain Pledge Agreement dated October 25, 2004 by the Holding Company Borrower in favor of Agent, (ii) that Pledge Agreement dated October 25, 2004 by PaySpot, Inc. in favor of Agent, (iii) that certain Deed of Pledges of Shares in EFT Services Holding B.V. dated December 1, 2004 by the Holding Company Borrower in favor of the Agent (iv) that certain Pledge Agreement dated June 15, 2005 by the Holding Company Borrower in favor of Agent. Each Borrower hereby acknowledges that all of such liens and security interests, and all collateral heretofore pledged as security for such obligations, continues to be and remains collateral for such obligations from and after the date hereof.
SECTION 7. This Amendment will become effective as of the date hereof upon:
     7.1 the execution and delivery of this Amendment, whether the same or different copies, by each Borrower and Lender;
     7.2 the execution and delivery of an Amended and Restated Note to Bank of America and a Note to Bank Of Oklahoma by each Borrower;
     7.3 the Agent shall have received a pro forma Compliance Certificate in form and substance satisfactory to the Agent, demonstrating that the Borrowers will be, after giving effect to this Amendment, in compliance with each of the financial covenants set forth in Article 9 of the Credit Agreement;

     7.4 the Agent shall have received opinions of counsel to each Borrower in form and substance satisfactory to the Agent and its counsel;
     7.5 all conditions set forth in Section 7 of Amendment No. 9 to the Euro Credit Agreement shall have been satisfied; and
     7.6 the Rupee Borrower shall have executed and delivered to Bank of America the Rupee Credit Agreement and have satisfied any other conditions required to be satisfied on the “Closing Date” pursuant to the Rupee Credit Agreement.
     7.7 The Borrowers shall have paid the fees set forth in the Fee Letter dated the date hereof, among the Agent and the Borrowers.
SECTION 8. Governing Law. This Amendment will be governed by and will be construed and enforced in accordance with the laws of the State of Missouri.
SECTION 9. Claims, Counterclaims, Defenses, Rights of Set-Off. Each Borrower hereby represents and warrants to each Lender that it has no knowledge of any facts what would support a claim, counterclaim, defense or right of set-off against such Lender.
SECTION 10. Counterparts. This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts will be deemed an original of this Amendment.

     In Witness Whereof, the parties hereto have caused this Amendment to be executed as of the date first written above.

Borrowers:	EURONET WORLDWIDE, INC.,
a Delaware corporation

	By:	/s/ Rick Weller
Name: Rick Weller
Title: Executive Vice President and Chief Financial Officer

PAYSPOT, INC.,
a Delaware corporation

	By:	/s/ Jeff Newman

Name: Jeff Newman
Title: Vice President

EURONET USA, INC.,
an Arkansas corporation

	By:	/s/ Jeff Newman

Name: Jeff Newman
Title: Vice President

CALL PROCESSING, INC.,
a Texas corporation

	By:	/s/ Rick Weller

Name: Rick Weller
Title: Vice President

Signature Page to Amendment No. 8 to U.S. Credit Agreement

Agent and Lender:	BANK OF AMERICA, N.A.

	By:	/s/ John Mills
Name: John P. Mills
Title: Vice President

Lender:	BANK OF OKLAHOMA, N.A.

	By:	/s/ Chris Amburgy

Name: Chris Amburgy
Title: Vice President

Signature Page to Amendment No. 8 to U.S. Credit Agreement

ACKNOWLEDGEMENT
     Euronet Payments & Remittance, Inc., a North Carolina corporation (“EP&R”), hereby acknowledges and agrees that as of the effective date of that certain Amendment No. 8 dated as of                      ___, 2006 (the “Amendment”), by and among Euronet Worldwide, Inc., a Delaware corporation, as Borrower Agent and as a Borrower, PaySpot, Inc., a Delaware corporation, Euronet USA, Inc., an Arkansas corporation, and Call Processing, Inc., a Texas corporation and Bank of America, N.A., a national banking association, as agent and as a lender, and Bank of Oklahoma, N.A., as a lender, that EP&R shall no longer be a “Borrower” or “Obligor” under the Credit Agreement (as defined in the Amendment), the Revolving Note, the Fee Letter or any other Loan Document (as such terms are defined in the Credit Agreement) and will no longer be entitled to request Revolving Loans or the issuance of Letters of Credit under the Credit Agreement or otherwise receive proceeds from Revolving Loans or benefit from Letters of Credit requested by the remaining Borrowers under the Credit Agreement.

EURONET PAYMENTS & REMITTANCE, INC.,
a North Carolina corporation

By:	/s/ Rick Weller
Name: Rick Weller
Title: Vice President

EP&R Acknowledgement to Amendment No. 8 to U.S. Credit Agreement

Exhibit 8.4
Compliance Certificate

Exhibit 8.4

Schedule E-1
Revolving Credit Commitments

Lender	Revolving Credit Commitment
Bank of America, N.A.	$5,000,000

Bank of Oklahoma, N.A.	$5,000,000

Schedule E-1

Schedule 7.4
Environmental Matters
None.

Schedule 7.4

Schedule 7.8
Organizational Structure

Schedule 10.2

Schedule 10.1
Existing Indebtedness

Schedule 10.2

Schedule 10.2
Existing Liens

Schedule 10.2

Schedule 10.9
Existing Investments

Schedule 10.9